EXHIBIT 99.1

Contact: Steve Martens,
VP Investor Relations
Molex Incorporated
630-527-4344
For Immediate Release
MOLEX REPORTS THIRD QUARTER RESULTS AND ANNOUNCES DIVIDEND INCREASE
Lisle, Ill., USA — May 3, 2011 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its fiscal 2011 third quarter ended March 31, 2011.

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
USD millions, except per share data	2011	2010	2010

Net revenue	$874.5	$901.5	$756.3
Net income	68.1	78.3	38.4
Earnings per share	0.39	0.45	0.22
Revenue for the March 2011 quarter of $874.5 million increased 16% from the March 2010 quarter and declined 3% from the December 2010 quarter. Revenue in local currencies increased 13% compared with the prior year quarter and declined 4% compared with the December 2010 quarter. Orders for the quarter were $880 million, an increase of 5% from the prior year quarter and 1% from the December 2010 quarter.
Net income for the March 2011 quarter was $68.1 million or $0.39 per share, compared with net income of $38.4 million, or $0.22 per share, for the March 2010 quarter and $78.3 million, or $0.45 per share, for the December 2010 quarter. The effective tax rate for the current quarter was 30.4%. These periods include costs related to unauthorized activities in Japan as outlined below in our update on this matter. The March 2010 quarter also included restructuring costs of $9.1 million ($7.4 million after-tax or $0.04 per share).

“We were fortunate that the recent natural disasters in Japan had only a minor impact on Molex this quarter. Our employees are safe and our facilities are operational,” commented Martin P. Slark, Molex’s Chief Executive Officer. “Financial results for the March quarter were generally in line with our guidance and expectations; however, we do expect additional impact on our results in the June quarter due to supply chain disruptions in Japan. Fortunately, we have significant new product introductions and strong new orders outside of Japan which will help to mitigate this situation.”
“The rate of expansion of mobile computing, investments in data and communication infrastructure and growth of the middle class in emerging markets continues to accelerate, driving increased demand for our many products. Our new organization structure, Focus Account program and portfolio management initiatives position Molex to benefit from these strong trends.”
Other financial highlights for the quarter ended March 31, 2011:
•	Gross profit margin was 29.8% in the March 2011 quarter, compared with 31.2% in the March 2010 quarter and 30.1% in the December 2010 quarter.

•	SG&A expense was $159.4 million, or 18.2% of revenue compared with 20.7% in the March 2010 quarter and 17.6% in the December 2010 quarter.

•	Capital expenditures were $64.2 million or 7.3% of revenue.

•	Depreciation and amortization was $60.9 million or 7.0% of revenue.

•	Backlog was $425.4 million, an increase of $11.7 million or 2.8% from the December 2010 quarter. The book-to-bill ratio was 1.01 for the March 2011 quarter.
Unauthorized Activities in Japan
As previously disclosed, in April 2010 Molex launched an investigation into unauthorized activities in its Japanese subsidiary after it was learned that an individual had obtained unauthorized loans and entered into unauthorized trading in Molex Japan’s name. The Company retained outside legal counsel and they retained forensic accountants to investigate the matter and that investigation has been completed. On August 31, 2010, the bank which holds the unauthorized loans filed a complaint in Tokyo District Court requesting payment from Molex Japan. Molex Japan intends to vigorously contest the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment.
Net income for the March 2011, December 2010 and March 2010 quarters were impacted by costs related to the unauthorized activities in Japan of $2.9 million ($1.8 million after-tax or $0.01 per share), $2.7 million ($1.7 million after-tax or $0.01 per share), and $8.0 million ($5.1 million after-tax or $0.03 per share), respectively.
Increase in Cash Dividend
The Board of Directors has approved an increase in the quarterly cash dividend to $0.20 per share, an increase of 14.3% from the previous cash dividend of $0.175 per share. The increase is effective for the cash dividend payable on July 25, 2011 to shareholders of record on June 30, 2011, for each share of Common Stock (MOLX), Class A Common Stock (MOLXA) and Class B Common Stock, and will continue quarterly until further action by the Board.

Outlook
The Company has considered the estimated impact on revenue and earnings from the natural disasters in Japan in setting its guidance for the coming quarter. In consideration of these factors and assuming constant foreign currency rates and commodity prices, the Company estimates revenue in a range of $900 to $930 million for the June 2011 quarter, even after a reduction of approximately $20 million due to supply chain disruptions in Japan. At this level of revenue, the Company expects earnings per share in a range of $0.42 to $0.48 assuming an effective tax rate of 30%. In addition, the guidance assumes unusual costs due to the events in Japan including freight, production inefficiencies and asset related charges totaling $3 to $4 million.
Earnings Conference Call Information
A conference call will be held on Tuesday, May 3, 2011 at 4:00 pm central time. Please dial (888) 680-0894 to participate in the call. International callers should dial (617) 213-4860. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 73185691. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central time at (888) 286-8010 or (617) 801-6888 / pass code 47915877.
Other Investor Events
May 24, 2011 / 5th Annual Barrington Research Industrial & Business Services Conf / Chicago
June 16, 2011 / William Blair & Company’s 31st Annual Growth Stock Conference / Chicago
June 21, 2011 / NASDAQ OMX 26th Investor Program / London
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; natural disasters; the financial condition of our customers; labor cost increases; the challenges attendant to plant closings and restructurings, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; and the ability to realize cost savings from restructuring activities, the outcome of legal proceedings and losses resulting from unauthorized activities in Molex Japan.

Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2010, and for the Form 10-Q for the quarters ended September 30, 2010 and December 31, 2010, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 72-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 39 manufacturing locations in 16 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31,	June 30,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$447,796	$376,352
Marketable securities	20,400	18,508
Accounts receivable, less allowances of $47,275 and $43,650 respectively	780,761	734,932
Inventories	546,080	469,369
Deferred income taxes	115,278	112,531
Other current assets	36,978	64,129

Total current assets	1,947,293	1,775,821
Property, plant and equipment, net	1,139,918	1,055,144
Goodwill	148,422	131,910
Non-current deferred income taxes	81,767	94,191
Other assets	189,571	179,512

Total assets	$3,506,971	$3,236,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$116,724	$110,070
Accounts payable	353,188	395,474
Accrued expenses:
Accrual for unauthorized activities in Japan	178,339	165,815
Income taxes payable	20,906	21,505
Other	214,809	219,832

Total current liabilities	883,966	912,696
Other non-current liabilities	22,244	19,869
Accrued pension and postretirement benefits	130,033	135,448
Long-term debt	202,549	183,434

Total liabilities	1,238,792	1,251,447

Commitments and contingencies

Total stockholders’ equity	2,268,179	1,985,131

Total liabilities and stockholders’ equity	$3,506,971	$3,236,578

Molex Incorporated
Condensed Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net revenue	$874,531	$756,294	$2,673,668	$2,159,903
Cost of sales	613,917	520,564	1,866,933	1,520,218

Gross profit	260,614	235,730	806,735	639,685

Selling, general and administrative	159,448	156,374	475,548	452,108
Restructuring costs and asset impairments	—	9,068	—	90,596
Unauthorized activities in Japan	2,855	8,032	11,110	22,129

Total operating expenses	162,303	173,474	486,658	564,833

Income from operations	98,311	62,256	320,077	74,852

Interest (expense) income, net	(1,726)	(2,298)	(4,849)	(4,584)
Other income (expense)	1,325	(2,721)	5,766	62

Total other (expense) income	(401)	(5,019)	917	(4,522)

Income before income taxes	97,910	57,237	320,994	70,330

Income taxes	29,765	18,790	99,462	33,179

Net income	$68,145	$38,447	$221,532	$37,151

Earnings per share:
Basic	$0.39	$0.22	$1.27	$0.21
Diluted	$0.39	$0.22	$1.26	$0.21

Dividends declared per share	$0.1750	$0.1525	$0.5025	$0.4575

Average common shares outstanding:
Basic	174,957	173,858	174,666	173,689
Diluted	176,449	174,838	175,678	174,523

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Nine Months Ended
	March 31,
	2011	2010

Operating activities:
Net income	$221,532	$37,151
Add non-cash items included in net income:
Depreciation and amortization	181,716	180,699
Share-based compensation	17,009	21,024
Non-cash restructuring and other costs, net	—	20,041
Other non-cash items	17,719	21,817
Changes in assets and liabilities:
Accounts receivable	(2,143)	(122,127)
Inventories	(43,112)	(62,059)
Accounts payable	(63,725)	48,809
Other current assets and liabilities	3,903	21,701
Other assets and liabilities	(5,968)	14,870

Cash provided from operating activities	326,931	181,926

Investing activities:
Capital expenditures	(196,915)	(150,001)
Proceeds from sales of property, plant and equipment	1,460	8,082
Proceeds from sales or maturities of marketable securities	5,568	47,339
Purchases of marketable securities	(6,062)	(15,259)
Acquisitions	(18,847)	(10,097)
Other investing activities	(196)	(5,308)

Cash used for investing activities	(214,992)	(125,244)

Financing activities:
Proceeds from revolving credit facility	85,000	154,000
Payments on revolving credit facility	(20,000)	(79,000)
Proceeds from short-term loans	28,856	—
Payments on short-term loans	(31,843)	—
Net change in long-term debt	(47,908)	(53,194)
Cash dividends paid	(83,766)	(79,420)
Exercise of stock options	5,935	2,257
Other financing activities	(2,990)	(2,056)

Cash used for financing activities	(66,716)	(57,413)

Effect of exchange rate changes on cash	26,221	7,778

Net increase in cash and cash equivalents	71,444	7,047
Cash and cash equivalents, beginning of period	376,352	424,707

Cash and cash equivalents, end of period	$447,796	$431,754